Exhibit 99.2
SOMAXON ANNOUNCES FDA APPROVAL OF
SILENOR® (DOXEPIN) FOR THE TREATMENT OF INSOMNIA
— First and Only Prescription Sleep Aid to Provide a Full Night’s Sleep Without Abuse Potential
Conference call scheduled today at 9:00 a.m. PT (12:00 p.m. ET); Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — March 18, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX) today announced that the U.S. Food and Drug Administration (FDA) has approved the New Drug Application (NDA) for Silenor® (doxepin) for the treatment of insomnia characterized by difficulty with sleep maintenance.
Sleep maintenance difficulty, defined as waking frequently during the night and/or waking too early and being unable to return to sleep, is the most commonly reported nighttime symptom of insomnia. Silenor is approved for the treatment of both transient (short term) and chronic (long term) insomnia characterized by difficulty with sleep maintenance in both adults and elderly patients. In clinical trials, Silenor demonstrated maintenance of sleep into the 7th and 8th hours of the night, with no meaningful evidence of next day residual effects.
Silenor has not been designated as a controlled substance by the U.S. Drug Enforcement Administration (DEA) because of its demonstrated lack of abuse potential. In addition, in the Silenor clinical development program, no withdrawal effects or other adverse events were observed that were indicative of physical dependence. In Somaxon’s market research, abuse potential/risk of dependence was one of the most common safety concerns cited by patients as a reason for not seeking prescription treatment for insomnia, switching medications or discontinuing treatment. The Silenor clinical trial program demonstrated a favorable safety and tolerability profile, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of tolerance, amnesia or complex sleep behaviors (e.g. sleep driving, sleep eating).
“The approval of Silenor represents an important milestone for Somaxon and will allow us to provide physicians and patients with a highly differentiated treatment option for insomnia,” said Richard W. Pascoe, Somaxon’s president and chief executive officer. “We believe that Silenor’s ability to treat sleep maintenance insomnia into the final hours of the night without meaningful next-day residual effects and without abuse potential uniquely positions Silenor for commercial success.”
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Somaxon Pharmaceuticals Announces FDA Approval of Silenor

“Looking forward, we will continue to execute on our business strategy, focusing on seeking a U.S. commercial partnership, building a U.S. commercial presence and preparing to launch Silenor in the second half of 2010,” continued Pascoe.
“The management of insomnia has important implications for the patient’s overall health, productivity and quality of life,” said Thomas Roth, Ph.D., chief, division head, Sleep Disorders & Research Center, Henry Ford Hospital. “The introduction of Silenor, a sleep promoting medication that works through the histamine system, provides the clinician an important addition to his armamentarium needed for the management of insomnia patients.”
Silenor binds with high affinity to histamine (H1) receptors. This is believed to be the mechanism by which Silenor promotes the maintenance of sleep. This mechanism of action is different from that of any other prescription medication currently approved for the treatment of insomnia.
As result of the NDA approval for Silenor, Somaxon will be required to make a $1.0 million milestone payment to its licensor for Silenor pursuant to its existing license agreement.
Conference Call Information and Forward-Looking Statements
On Thursday, March 18, 2010, the company will host a conference call with interested parties beginning at 9:00 a.m. PT (12:00 p.m. ET). The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (888) 549-7750 (domestic) or (480) 629-9866 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4271296.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the FDA’s approval of Silenor, Somaxon’s commercialization plans for Silenor, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Silenor®

Somaxon Pharmaceuticals Announces FDA Approval of Silenor

Silenor is a low-dose (3 mg, 6 mg) oral tablet formulation of doxepin that is patent protected for use in insomnia. The Silenor NDA included all of the data from the company’s development program, including data from Somaxon’s clinical trial program that evaluated 1,017 adult and elderly subjects with chronic and transient insomnia.
For more information, please see the complete Silenor Prescribing Information, including the Medication Guide, at www.silenor.com or www.somaxon.com.
Important Safety Information
Because sleep disturbances may be caused by underlying physical and/or psychiatric disorders, symptomatic treatment of insomnia should be initiated only after a careful evaluation of the patient. The failure of insomnia to remit after 7-10 days of treatment may indicate the presence of a primary psychiatric and/or medical illness that should be evaluated.
Patients should only take Silenor when they are prepared to get a full night’s sleep. Silenor should be taken within 30 minutes of bedtime, and patients should confine their activities after ingestion to those necessary to prepare for bed. Patients should not consume alcohol or take other drugs that cause drowsiness with Silenor. Co-administration of monoamine oxidase inhibitors (MAOIs) with Silenor has not been studied and is not recommended. Patients should not take Silenor if they have untreated narrow angle glaucoma, severe urinary retention, severe sleep apnea or hypersensitivity to any of the ingredients in Silenor. Patients should avoid engaging in hazardous activities such as operating a motor vehicle or heavy machinery at night after taking Silenor, and patients should be cautioned about potential impairment in the performance of such activities that may occur during the day following ingestion. Before taking Silenor, patients should tell their doctors if they have a history of depression, mental illness or suicidal thoughts.
Hypnotics have been associated with complex behaviors such as sleep driving, preparing and eating food, making phone calls, or having sex. Drowsiness, upper respiratory tract infections and nausea were the most common adverse events observed in Silenor clinical trials.
About Insomnia
It is estimated that approximately 70 million American adults are affected by insomnia — characterized by difficulty falling asleep, waking frequently during the night, waking too early and not being able to

Somaxon Pharmaceuticals Announces FDA Approval of Silenor

return to sleep, or waking up not feeling refreshed. One study has found that only 20% of insomnia sufferers are being treated with a prescription sleep medication.
Results from a recent National Sleep Foundation Sleep in America poll reported that respondents experienced the following at least a few nights a week:
•	65% experience insomnia symptoms,

•	nearly 50% wake up feeling unrefreshed,

•	42% awake often during the night, and

•	nearly 30% wake up too early and can not get back to sleep.
An estimated 20% to 40% of all adults complain of acute, or transient, insomnia, generally defined as a complaint lasting several days up to a couple of weeks, while 10% to 15% complain of chronic insomnia, generally defined as a complaint lasting approximately four weeks or longer.
The negative health consequences of insomnia are becoming better understood. Studies have shown that insomnia lasting more than four weeks is associated with a wide range of adverse health conditions, including mood disturbances, depression, difficulties with concentration and memory, and certain cardiovascular, pulmonary and gastrointestinal disorders. Chronic sleep deprivation has also been associated with an increased risk of diabetes and obesity. One study showed that when normal sleep was restricted by as little as two hours per night across two weeks, the affected person experienced a significant decrease in cognitive function that resulted in reaction time and other performance measures resembling those of a person who stayed up for 48 hours straight.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin) has been approved by the FDA for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential commercialization of Silenor and the potential to establish a commercial partnership or other strategic transaction are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be

Somaxon Pharmaceuticals Announces FDA Approval of Silenor

achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s ability to raise sufficient capital and meet its obligations to parties under financing agreements, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the timing and results of non-clinical studies and other post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent commercialization, or that could result in recalls or product liability claims; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully launch commercial sales or meet anticipated market demand; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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